Exhibit 99.1

The LGL Group Announces Change in Leadership at MtronPTI

Orlando, FL, September 27, 2016 – The LGL Group, Inc. (NYSE MKT:LGL) (the "Company" or "LGL") today announced the appointment of Robert Mamazza, Ph.D. to President and CEO of the Company's primary subsidiary, M-tron Industries, Inc. ("MtronPTI"). Effective, October 1, 2016, Dr. Mamazza will be replacing Michael J. Ferrantino, Sr., who will be stepping aside as CEO of MtronPTI, but will continue as Chairman and CEO of LGL.

Mr. Ferrantino stated, "Now, with both of our key subsidiaries, MtronPTI and Precise Time and Frequency, LLC ("PTF"), headed by experienced managers, I will spend more of my time focused on strategic issues so that we can ultimately increase shareholder value."

Mr. Ferrantino added, "We will continue to judiciously watch expenses and keep our corporate headquarters in Orlando with just two people, myself and Patti Smith our CFO."

About The LGL Group, Inc.

The LGL Group, Inc., operates through two wholly-owned subsidiaries. MtronPTI manufactures and markets highly-engineered electronic components used to control the frequency or timing of signals in electronic circuits. PTF is a technology leader in the design of high performance Frequency and Time reference standards that form the basis for timing and synchronization in many applications.

Headquartered in Orlando, Florida, the Company has additional design and manufacturing facilities in Yankton, South Dakota, Wakefield, Massachusetts and Noida, India, with local sales offices in Sacramento, California and Hong Kong.

For more information on the Company and its products and services, contact Patti Smith at The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit www.lglgroup.com and www.mtronpti.com.

Caution Concerning Forward Looking Statements

This press release may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "will," "expect," "project," "estimate," "anticipate," "plan," "believe," "potential," "should," "continue" or the negative versions of those words or other comparable words. These forward-looking statements are not guarantees of future actions or performance. These forward-looking statements are based on information currently available to us and our current plans or expectations, and are subject to a number of uncertainties and risks that could significantly affect current plans, anticipated actions and our future financial condition and results. Certain of these risks and uncertainties are described in greater detail in our filings with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

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Contact

Patti A. Smith
The LGL Group, Inc.
pasmith@lglgroup.com
(407) 298-2000